UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Triple-S Management Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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_______      , 2007
Dear Shareholders:
We cordially invite you to attend a special meeting of shareholders of Triple-S Management Corporation. The special meeting will be held on                           , 2007 at 9:00 a.m. at the Ponce de León Rooms A, B, and C of the Condado Plaza Hotel, 999 Ashford Avenue in San Juan, Puerto Rico.
At the special meeting, we will ask you to consider and vote upon a proposal to amend Article FIFTH of our Amended and Restated Articles of Incorporation to provide for the creation of two classes of common stock: Class A common stock, which includes certain conversion provisions, and Class B common stock, which includes certain anti-dilution provisions.
The approval of the proposed amendments to Article FIFTH is necessary to allow us to proceed with the proposed initial public offering of our shares. Your vote is very important.
Please take the time to carefully read the proposal described in the attached proxy statement. It is important that your shares be represented and voted at the meeting. Whether you plan to attend or not, please sign, date, and return the proxy form solicited by our board of directors. You may send the enclosed proxy form to the attention of Luis A. Clavell-Rodríguez, MD, Secretary of the board of directors, at the following fax numbers or addresses:

Fax:	In Person or By Messenger:	By Mail:
(787) 749-4191 or (787) 706-4023	Secretary of the Board of Directors	Secretary of the Board of Directors
	Triple-S Management Corporation	Triple-S Management Corporation
	1441 F.D. Roosevelt Ave., 6th Floor	PO Box 363628
	San Juan, Puerto Rico 00920	San Juan, Puerto Rico 00936-3628
You may personally register your proxy at the Office of the Secretary of the board of directors before the day set for the meeting and during our office hours, Monday through Friday from 8:00 a.m. to 4:30 p.m., except holidays.
You will also have the opportunity to personally register your proxy at the Panamá Room of the Condado Plaza Hotel in San Juan, Puerto Rico, on                           , 2007, from 1:00 p.m. until 3:00 p.m. and on                           , 2007, from 7:30 a.m. until immediately prior to the taking of the vote at the meeting.
To accelerate the process of registration, we enclose a proxy form, printed with your name and the amount of shares registered in your name. Using such form will contribute to the success of the proxy registration process.
This proxy statement and the accompanying proxy form are being mailed to our shareholders beginning on or about                           , 2007.
Your board of directors is counting on your participation. Your vote is important!
Sincerely,
Wilmer Rodríguez-Silva, MD
Chairman of the Board

Triple-S Management Corporation
P.O. Box 363628
San Juan, Puerto Rico 00936-3628

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held on                           , 2007

To our Shareholders:
     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Triple-S Management Corporation will be held at 9:00 a.m. on                           , 2007, at the Ponce de León Rooms A, B, and C of the Condado Plaza Hotel, 999 Ashford Avenue, San Juan, Puerto Rico.
     At the meeting, shareholders will be asked to:
(1)	Approve the amendments to Article FIFTH of our Amended and Restated Articles of Incorporation; and

(2)	Consider any other business properly brought before the meeting.
     The text of the proposed amendments to Article FIFTH of our Amended and Restated Articles of Incorporation is attached as Annex A to the accompanying proxy statement.
     Shareholders of record entitled to vote at the close of business on                         , 2007 shall receive notice of, and shall be entitled to vote at, the meeting.
     You are cordially invited to attend the meeting. Whether you plan to attend or not, please sign and return the enclosed proxy form so that we may be assured of the presence of a quorum at the meeting. A postage-paid envelope is enclosed for your convenience. For further details please refer to the enclosed proxy form.
     San Juan, Puerto Rico,                           , 2007.

By order of the Board of Directors,

LUIS A. CLAVELL-RODRIGUEZ, MD
Secretary

Annex A – Proposed Amendments to Article FIFTH of the Amended and Restated Articles of Incorporation	A-1

i

GENERAL QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	Who is soliciting my vote?

A:	Our board of directors is soliciting your vote at the special meeting to be held on , 2007.

Q:	What will I be voting on?

A:	You will be asked to vote upon:
•	The amendments of Article FIFTH of our Amended and Restated Articles of Incorporation (hereinafter, the “Articles”) to provide for the creation of two classes of common stock: Class A common stock, which includes certain conversion provisions, and Class B common stock, which includes certain anti-dilution provisions. The conversion and anti-dilution provisions are described and explained in this proxy statement under “Description of Proposed Amendments to Article FIFTH of our Articles—Conversion Rights of Class A Shareholders” and “—Anti-Dilution Rights of Class B Shareholders.”

•	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Q:	How many votes do I have?

A:	You will have one vote for every share of our common stock that you owned as of the close of business on , 2007, the record date for the special meeting.

Q:	How many votes can be cast by all shareholders?

A:	As of the record date there were 26,709,000 issued and outstanding shares of common stock entitled to vote, consisting of one vote each. This number of shares reflects the 3,000-for-one stock split effected in the form of a stock dividend on May 1, 2007 (the “stock split”). Your proportional ownership in us and proportional voting power was not affected by the stock split. The shares are entitled to vote by any proxy form that is properly executed and received by the secretary of the meeting prior to the taking of the vote at the meeting.

Q:	How many shares must be present to hold the meeting?

A:	A majority of our issued and outstanding common stock must be present to hold the meeting. We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that enough shares of common stock will be present for us to hold the special meeting.

Q:	How do I vote?

A:	You can vote either in person at the meeting or by proxy, whether or not you attend the meeting. To vote by proxy, you must fill out the enclosed proxy form, date and sign it, and return it in the enclosed postage–paid envelope, or follow one of the other methods described on the cover page of this proxy statement.

Q:	Who will bear the cost of soliciting proxies?

A:	We will bear the entire cost of the solicitation of proxies for the special meeting, including the preparation, assembly, printing and mailing of this proxy statement, the proxy form and any additional solicitation materials furnished to shareholders. The original solicitation of proxies by mail may be supplemented by solicitation in person or by telephone, facsimile, email or any other means by our directors, officers or certain persons on behalf of the members of our board of directors. Our board of directors intends to employ certain of our employees to solicit proxies on its behalf, and such employees will receive compensation based on the amount of proxies solicited and obtained. In addition, the board may engage one or more solicitation agents to aid in the solicitation of proxies. We will bear the additional costs of such a solicitation, which, together with the costs of the preparation, assembly, printing and mailing of this proxy statement, the proxy form and any additional solicitation materials furnished to shareholders, are not expected to exceed $100,000.

Q:	Can I change my vote?

A:	Yes. Just send in a new proxy form with a later date or send a written notice of revocation to the Chairman of the Board or our Secretary by any of the means indicated on the cover page of this proxy statement. Any revocation must be delivered before the proxy is exercised. If you attend the meeting and want to vote in person, you can request that your previously submitted proxy not be used.

Q:	How are my votes counted?

A:	You may vote for or against the proposal or you may abstain from voting on the proposal. If you abstain from voting on the proposal, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against the proposal.

Q:	How many votes are required to adopt the proposal?

A:	The adoption of the proposed amendments to Article FIFTH of our Articles requires the affirmative vote of a majority of our issued and outstanding shares of common stock entitled to vote as of , 2007, the record date.

Q:	Could other matters be decided at the meeting?

A:	We do not know of any other matters that may come before the meeting. However, if any new matter requiring the vote of the shareholders is properly presented before the meeting, proxies may be voted with respect thereto at the discretion of the proxy holders.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	What should I receive in connection with the special meeting?

A:	This proxy statement, the Notice of Special Meeting of Shareholders and the proxy form, which are being mailed to you on or about , 2007.
SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND PRINCIPAL HOLDERS
     The following table shows, as of                           , 2007, the number of shares of our common stock beneficially owned (unless otherwise indicated in the footnotes) by our directors and certain executive officers, and the number of shares beneficially owned by all directors and executive officers as a group.
     As of                           , 2007, no person, persons, entity or entities, by itself or as a group, as these terms are defined in Section 13d-3 of the Securities Exchange Act of 1934, as amended, beneficially owned five percent (5%) or more of the shares of our common stock.
     As of                           , 2007, we had 26,709,000 issued and outstanding shares of common stock, giving effect to the 3,000-for-one stock split. Prior to the adoption of our Articles, which became effective on February 21, 2007, the ownership of our common stock by persons that were not physicians, dentists or certain limited healthcare institutions was prohibited and no shareholder was permitted to own more than 21 shares of our common stock (63,000 giving effect to the 3,000-for-one stock split), or 5% or more of our shares of common stock. The Articles eliminated the requirement that our shareholders be physicians, dentists or certain limited healthcare institutions and the numerical ownership limitations, such that only the less-restrictive limitations imposed by the Blue Cross Blue Shield Association remain.
COMMON STOCK

	Amount and Nature of	Percent of
Name and Position	Beneficial Ownership(1)(2)	Class(2)
Wilmer Rodríguez-Silva, MD, Chairman of the Board	45,000	*
José Arturo Álvarez-Gallardo, Director	–	*
Valeriano Alicea-Cruz, MD, Director	6,000	*
Luis A. Clavell-Rodríguez, MD, Director	51,000	*
Arturo R. Córdova-López, MD, Director	3,000	*
Carmen Ana Culpeper-Ramírez, Director	–	*
Porfirio E. Díaz-Torres, MD, Director(3)	15,000	*
Antonio F. Faría-Soto, Director	–	*
Manuel Figueroa-Collazo, PE, PhD, Director	–	*
José Hawayek-Alemañy, MD, Director(4)	96,000	*
Vicente J. León-Irizarry, CPA, Director	–	*
Wilfredo López-Hernández, MD, Director	6,000	*
Jaime Morgan-Stubbe, Esq., Director	–	*
Roberto Muñoz-Zayas, MD, Director	63,000	*
Miguel A. Nazario-Franco, Director	–	*
Juan E. Rodríguez-Díaz, Esq., Director	–	*
Jesús R. Sánchez-Colón, DMD, Director(5)	72,000	*
Adamina Soto-Martínez, CPA, Director	–	*
Ramón M. Ruiz-Comas, CPA, President, Chief Executive Officer, and Director(6)	–	*
Arturo Carrión-Crespo, CPA, Executive Officer	–	*
Luis A. Marini-Mir, DMD, Executive Officer	3,000	*
Roberto Morales-Tirado, Esq., Executive Officer	–	*
Socorro Rivas-Rodríguez, CPA, Executive Officer	–	*
Juan Jose Rodríguez-Gilibertys, Esq., Executive Officer	–	*
Juan J. Román-Jiménez, CPA, Executive Officer	–	*
Eva G. Salgado-Micheo, Executive Officer(7)	18,000	*
Carlos Torres-Díaz, Executive Officer	–	*
All our directors and executive officers as a group (27 persons)	378,000	1.4%

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Based on the number of shares of common stock as of , 2007 after giving effect to the 3,000-to-one stock split.

(3)	Includes 6,000 shares of common stock owned by the spouse of Dr. Díaz-Torres.

(4)	Includes 63,000 and 3,000 shares of common stock owned by Dr. Hawayek-Alemañy’s mother-in-law and brother-in-law, respectively.

(5)	Includes 63,000 and 6,000 shares of common stock owned by Dr. Sánchez-Colón’s spouse and brother-in-law, respectively.

(6)	CPA Ramón M. Ruiz-Comas is the President and Chief Executive Officer. Pursuant to our Articles and amended and restated bylaws, the President must be a member of the board of directors as long as such person is serving as President.

(7)	Includes 18,000 shares of common stock owned by Ms. Salgado-Micheo’s father-in-law.

*	Less than one percent.

APPROVAL OF AMENDMENTS TO ARTICLE FIFTH OF OUR ARTICLES
     Our board of directors has adopted various amendments to Article FIFTH of our Articles which would provide for the creation of two classes of common stock: Class A common stock, which includes certain conversion provisions, and Class B common stock, which includes certain anti-dilution provisions. See “Description of Proposed Amendments to Article FIFTH of our Articles” for a description of the proposed amendments to Article FIFTH. The board believes, after consultation with the underwriters of our proposed initial public offering (“IPO”), that the creation of the two classes of common stock is necessary to allow us to implement the proposed IPO of our shares and that without such amendment it would not be feasible to go forward with an IPO at this time.
Vote Required and Recommendation
     The affirmative vote of a majority of our issued and outstanding shares of common stock entitled to vote on the record date is required to approve the proposed amendments to Article FIFTH of our Articles as set forth in Annex A hereto.
     Our board of directors believes that the proposal to approve the amended Article FIFTH of our Articles as set forth in Annex A hereto is in the best interest of our shareholders and unanimously recommends a vote FOR the proposal.
QUESTIONS AND ANSWERS ABOUT THE PROPOSED
AMENDMENTS TO ARTICLE FIFTH OF OUR ARTICLES
     The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed amendments to Article FIFTH of our Articles. These questions and answers may not address all questions that may be important to you as a shareholder. To fully understand the proposed amendments, please refer to the more detailed information contained elsewhere in this proxy statement and Annex A to this proxy statement.

Q:	What are the proposed amendments and when will they be effective?

A:	The proposal is to amend Article FIFTH of our Articles to provide for the creation of two classes of common stock: Class A common stock, which includes certain conversion provisions, and Class B common stock, which includes certain anti-dilution provisions. If the proposed amendments to Article FIFTH are approved by the shareholders at the special meeting, the creation of the dual classes of Class A and Class B common stock will occur automatically upon the filing of a Certificate of Amendment to the Articles with the Puerto Rico Department of State, without any further action on the part of our shareholders. Upon such filing, all outstanding shares of common stock will also automatically become shares of Class A common stock. Accordingly, all of your shares of common stock will become shares of Class A common stock. Any shares of common stock that you sell in the IPO will become shares of Class B common stock. We expect that the Certificate of Amendment will be filed immediately prior to the consummation of the IPO. The Certificate of Amendment will not be filed in the event we do not complete the IPO, and, in that event, the proposed amendments would not become effective.

Q:	What is the purpose of the proposed amendments?

A:	The purpose of the proposed amendments is to provide for a dual class structure for our common stock. This dual class structure is designed to protect those shareholders who become our shareholders by purchasing shares of Class B common stock in the IPO or in any subsequent issue of shares of Class B common stock from the potential dilutive effects of any issuance of shares of our or our managed care subsidiary’s common stock for less than market or fair value in respect of any successful claims against us under any share acquisition agreement or by a non-medical heir. While no such claims have been initiated and we believe we will prevail if any such claims are asserted, the effect of this proposed capital structure would be to concentrate the dilutive impact of any such claims on our pre-IPO shareholders, allowing new investors in our IPO to buy shares from you and us with limited risk of loss from such claims. Without offering such protections, we believe, after consultation with our underwriters, that investors would not be willing to purchase shares in our IPO at a price acceptable to us. See “Description of Proposed Amendments to Article FIFTH of our Articles—Background—Share Acquisition Agreements with Providers” and “—Claims Arising from Prior Ownership and Transferability Provisions.”

The purpose of the dual class structure of common stock is to minimize the dilution risk to the new shareholders of Class B common stock. It is intended that our existing shareholders will retain the dilution risk they already have today.

Q:	What are the principal differences between the Class A common stock and the Class B common stock?

A:	The shares of Class A common stock will have certain conversion rights and the shares of Class B common stock will have certain anti-dilution rights, in each case as described in this proxy statement. In all other respects, shares of Class A common stock and Class B common stock will have identical rights, including voting, class voting and dividend rights. The following table illustrates how the Class A and the Class B common stock compare to each other:

	Class A	Class B
Voting Rights (including Class Voting Rights)	Yes	Yes
Dividends	Yes	Yes
Conversion	Yes	No
Anti-dilution Protection	No	Yes
Transferability	One year following	Immediately
the completion of
our IPO*
Exchange Listing	No	NYSE

*	Transferability is restricted by contractual lockup agreements rather than our Articles.

Q:	How can the rights granted to the Class A common stock and the Class B common stock be changed?

A:	The rights granted to the Class A common stock and the Class B common stock can only be changed through an amendment to our Articles. In order to amend our Articles, any proposed amendment would have to be approved by our board of directors and by the holders of a majority of our common stock. Furthermore, any amendment affecting any of the rights, privileges or ownership interests of the Class A common stock or the Class B common stock would require the affirmative vote of a majority of the issued and outstanding shares of each class.

Q:	How will the anti-dilution protection applicable to Class B shareholders affect me?

A:	As described in this proxy statement, we may be subject to claims by providers who entered into share acquisition agreements with us and/or by certain heirs of former shareholders. See “Description of Proposed Amendments to Article FIFTH of our Articles—Background—Share Acquisition Agreements with Providers” and “—Claims Arising from Prior Ownership and Transferability Provisions.” As a result of these claims, we may be required to issue shares of our common stock or our managed care subsidiary’s common stock, at a discount to market or fair value. The anti-dilution rights applicable to Class B shareholders are designed to protect shareholders who become our shareholders as a result of their purchase of Class B common stock in the IPO or in any subsequent issue of shares of Class B common stock from the potentially dilutive effect of any such share issuance.

Under the proposed amendments, you will automatically become a holder of Class A common stock immediately prior to the consummation of the IPO and bear the dilution risk associated with the potential issuance of shares of our or our managed care subsidiary’s common stock at a discount to market or fair value to the extent of your holdings. Any shares you sell in our IPO will become shares of Class B common stock in the hands of the purchasers, allowing you to receive an amount equal to the aggregate IPO Class B share price of the shares you sell in the IPO, minus underwriting commissions and certain other fees and expenses.

Q:	How will shares of Class A common stock be converted in the IPO?

A:	Every share of Class A common stock that you decide to sell to the underwriters in the IPO, subject to any limitations imposed by the underwriters and market conditions on the aggregate amount of shares that may be sold in the IPO, will be converted automatically into a share of Class B common stock upon the closing of the IPO.

If you sell your shares of common stock in the IPO, you will not be able to retain those shares and your ownership interest in us will be so reduced.

Q:	After the IPO, when will shares of Class A common stock be convertible into Class B common stock?

A:	The Class A common stock will be converted into shares of Class B common stock as follows:
•	at any time after the first anniversary of our IPO, our board of directors may, at its sole discretion and after considering relevant factors, including market conditions at the time, cause our Class A common stock to be converted to Class B common stock, including in connection with one or more underwritten public secondary offerings; provided, that the aggregate number of shares of Class A common stock that may be converted, together with all shares of Class A common stock that shall have been so converted on any prior occasion, shall be limited to two-thirds of the number of shares of common stock outstanding immediately prior to the effectiveness of the proposed amendments to Article FIFTH of our Articles; and

•	at any time after the fifth anniversary of our IPO, or such earlier date after the first anniversary of the IPO as all claims with respect to which anti-dilution protections are afforded to Class B common stock have been resolved, all or any portion of our Class A common stock may, at the sole discretion of our board of directors and after considering relevant factors, including market conditions at the time, be converted to Class B common stock.

Q:	How will the value of Class B common stock be determined in the IPO?

A:	We will undertake an extensive marketing process with investors in order to generate interest in our stock. The underwriters will propose to investors during the marketing process a price per share range for our stock. This price per share range will be based on a number of factors, including the then-prevailing market conditions, our competitive position within our markets, the strengths of our business and strategy for future growth, all of which will be compared to other publicly-traded managed care organizations. At the end of the marketing process, the new IPO investors will determine at what price they are willing to purchase our shares of Class B common stock, which may be within, below or above the underwriters’ proposed price per share. As we indicated in our 2006 annual meeting, we would not proceed with the IPO at a price per share below book value.

Q:	What price will a current shareholder receive for shares of common stock sold in the IPO?

A:	In the IPO, the underwriters will offer shares of Class B common stock to the public. If a shareholder decides to participate as a selling shareholder in the IPO, any shares of common stock sold by that shareholder in the IPO will be automatically converted into shares of Class B common stock upon the consummation of the IPO. Each shareholder who decides to sell his/her shares of common stock in the

IPO, subject to any limitations imposed by the underwriters and market conditions on the aggregate amount of shares that may be sold in the IPO, will receive an amount equal to the aggregate IPO Class B share price for his/her shares of common stock sold in the IPO, minus underwriting commissions and certain other fees and expenses.

Q:	Will the sale of shares of common stock have any tax consequences?

A:	If you sell your shares of common stock in the IPO, the proceeds received from such sale may be subject to taxation by the United States and/or the Commonwealth of Puerto Rico. Please consult with your tax advisor for more information regarding the possible tax consequences of the sale of your shares of common stock in the IPO.

Q:	Are the shares of Class A common stock freely tradable?

A:	In order to proceed with the IPO, our shareholders will be asked to execute a lockup agreement. Under the terms of the lockup agreement, shares of Class A common that are not sold in the IPO by our current shareholders will not be transferable for one year following our IPO, except by gift, testate or intestate succession. Thereafter, such shares will be freely tradable on any non-public market without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), by persons other than our “affiliates” within the meaning of Rule 144 under the Securities Act. None of our current shareholders that is not one of our or one of our subsidiaries’ officers or directors is an affiliate. Any share of Class A common stock transferred after the first anniversary of the IPO will be subject to the rights and limitations applicable to such class of common stock.

Q:	Will our shares be listed on any securities exchange?

A:	We intend to apply to list our shares of Class B common stock on the New York Stock Exchange (“NYSE”) under the symbol “GTS.” The shares of Class A common stock will not be listed on the NYSE or any other stock exchange and will not be fungible with or exchangeable for our listed Class B common stock, except in connection with the Class A common stock’s conversion features.
DESCRIPTION OF PROPOSED AMENDMENTS TO
ARTICLE FIFTH OF OUR ARTICLES
Background
     Share Acquisition Agreements with Providers
     Beginning with our founding in 1959 and until 1994, we encouraged, and at times required, the doctors and dentists that comprised our provider network to acquire our shares. Between approximately 1985 and 1994, our predecessor managed care subsidiary, Seguros de Servicios de Salud de Puerto Rico, Inc. (“SSS”) generally entered into an agreement with each new physician or dentist who joined our provider network to sell the provider shares of SSS at a future date (each agreement, a “share acquisition agreement”). These share acquisition agreements were necessary because there were not enough authorized shares of SSS available during this period and afterwards for issuance to all new providers. Each share acquisition agreement committed SSS to sell, and each new provider to purchase, five $40-par-value shares of SSS at $40 per share after SSS had increased its authorized share capital in compliance with the Puerto Rico Insurance Code and was in a position to issue new shares. Despite repeated efforts in the 1990s, SSS was not successful in obtaining shareholder approval to increase its share capital, other than in connection with our reorganization in 1999, when SSS was merged into a newly-formed entity, Triple-S, Inc. (“TSI”), having authorized capital of 25,000 $40-par-value shares, or twice the number of authorized shares of SSS. SSS’s shareholders and the Commissioner of Insurance did not, however, authorize the issuance of the newly formed entity’s shares to providers or any other third party. In addition, subsequent to the reorganization, our shareholders did not approve attempts to increase our share capital in 2002 and 2003.

     Notwithstanding the fact that TSI and its predecessor, SSS, were never in a position to issue new shares to providers as contemplated by the share acquisition agreements because shareholder approval for such issuance was never obtained, and the fact that SSS on several occasions in the 1990s offered providers the opportunity to purchase shares of its treasury stock and such offers were accepted by very few providers, providers who entered into share acquisition agreements may claim that the share acquisition agreements entitle them to acquire our or TSI’s shares at a subscription price equivalent to that provided for in the share acquisition agreements. SSS entered into share acquisition agreements with approximately 3,000 providers, the substantial majority of whom never came to own shares of SSS. Such share acquisition agreements provide for the purchase and sale of approximately 15,000 shares of SSS. Were we or TSI required to issue a significant number of shares in respect of these agreements, the interest of our existing shareholders would be substantially diluted. As of the date of this proxy statement, although no judicial claims of this nature have been commenced, we have received inquiries with respect to at least approximately 500 shares under share acquisition agreements. The share numbers set forth in this paragraph reflect the numbers of SSS shares provided for in the share acquisition agreements. Those agreements do not include anti-dilution protections and we do not believe that the amounts of any claims under the agreements with SSS should be multiplied to reflect our 3,000-for-one stock split. We cannot provide assurances, however, that claimants will not successfully seek to increase the size of their claims by reference to the stock split.
     We have been advised by Puerto Rico counsel that, on the basis of a reasoned analysis, while the matter is not free from doubt and there are no applicable controlling precedents, we should prevail if litigation of these claims were to be commenced by providers because, among other defenses, the condition precedent to SSS’s obligations under the share acquisition agreements never occurred, and any obligation it may, or we may be deemed to, have had under the share acquisition agreements should be understood to have expired prior to our corporate reorganization, which took effect in 1999, although the share acquisition agreements do not expressly provide for any expiration.
     We believe that we should prevail in litigation if any judicial claims are commenced with respect to these matters; however, we cannot predict the outcome of any such litigation, including with respect to the magnitude of any claims that may be asserted by any plaintiff, and the interests of our shareholders could be materially diluted to the extent that claims under the share acquisition agreements are successful. The Class B common stock that would be created by the proposed amendments to our Articles include anti-dilution protections designed to offset the dilutive effect attributable to the issuance of shares of Class A common stock in respect of such claims at below market prices on the shares of Class B common stock during a period of up to five or more years from the date that any public offering of Class B common stock is completed.
     Claims Arising from Prior Ownership and Transferability Provisions
     For much of our history, we and our predecessor entity have restricted the ownership or transferability of our shares, including by reserving to us or our predecessor a right of first refusal with respect to share transfers and by limiting ownership of such shares to physicians and dentists. In addition, we and our predecessor, consistent with the requirements of our and our predecessor’s bylaws, have sought to repurchase shares of deceased shareholders at the amount originally paid for such shares by those shareholders. Nonetheless, we anticipate that some former shareholders’ heirs who were not eligible to own or be transferred shares because they were not physicians or dentists at the time of their purported inheritance (“non-medical heirs”) may claim an entitlement to our shares or to damages with respect to the repurchased shares notwithstanding applicable transfer and ownership restrictions. Our records indicate that there may be as many as approximately 450 non-medical heirs who may claim to have inherited up to 3,500 shares (or 10,500,000 shares, after giving effect to the 3,000-for-one stock split), although no judicial claims in this regard have ever been initiated. As of the date of this proxy statement, we have received inquiries from non-medical heirs with respect to approximately 420 shares (or 1,260,000 shares, after giving effect to the 3,000 for one stock split).
     We believe that we should prevail against any such claims if brought; however, we cannot predict the outcome of any eventual litigation regarding these non-medical heirs. The interests of our existing shareholders could be materially diluted to the extent that any such claims are successful. The Class B common stock that would be created by the proposed amendments to our Articles include anti-dilution protections designed to offset the dilutive effect attributable to the issuance of shares of Class A common stock in respect of such claims at below market prices on the Class B common stock during a period of up to five or more years from the date that any public offering of Class B common stock is completed.

Purpose and Effect of the Proposed Amendments
     The purpose of the proposed amendments to Article FIFTH of our Articles is to provide for the dual class structure of common stock described below. This structure is designed to offset the potential impact on the value of our Class B common stock attributable to any issuance of shares of common stock for less than market value in respect of a successful claim against us under any share acquisition agreement or by a non-medical heir. We believe that this mechanism will allow us to complete our proposed IPO of the Class B common stock because it provides protection to investors that purchase Class B common stock in the IPO against potential dilution attributable to the issuance of any shares in respect of such claims at below market prices. We cannot, however, provide any assurances that this mechanism will be effective under all circumstances.
     While we expect to prevail against any such claims brought against us and, to the extent that we do not prevail, would expect to issue Class A common stock in respect of any such claim. However, there can be no assurance that the claimants in any such lawsuit will not seek to acquire Class B common stock. The issuance of a significant number of shares of Class B common stock, if followed by a material further issuance of shares of common stock to separate claimants, could impair the effectiveness of the anti-dilution protections of the Class B common stock. In addition, we cannot provide any assurances that the anti-dilution protections afforded our Class B common stock will not be challenged by share acquisition providers and/or non-medical heir claimants to the extent that these protections limit the percentage ownership of us that may be acquired by such claimants. We believe that such a challenge should not prevail, but cannot provide any assurances of the outcome.
     In the event that claimants acquire shares of our managed care subsidiary, TSI, at less than fair value, we will not be able to prevent dilution of the value of the Class B shareholders’ ownership interest in us to the extent that the net value received by such claimants exceeds the value of our outstanding shares of Class A common stock. Finally, the anti-dilution protection afforded by the dual class structure may cease to be of further effect five years following completion of the proposed IPO, at which time all remaining shares of Class A common stock may, at the sole discretion of our board of directors and after considering relevant factors, including market conditions at the time, be converted into Class B common stock even if we have not resolved all claims against us by such time.
Dual Class Structure of our Common Stock
     As of                           , 2007, we had 26,709,000 issued and outstanding shares of common stock, after giving effect to the 3,000-for-one stock split. These shares were held of record by 1,773 shareholders. Currently, our authorized capital stock consists of 100,000,000 shares of common stock, $1.00 par value per share, and 100,000,000 shares of preferred stock, $1.00 par value per share.
     The proposed amendments to Article FIFTH of our Articles provide for an increase in our authorized shares of common stock and the creation of two classes of common stock: Class A common stock and Class B common stock. Except for conversion provisions applicable to Class A shareholders and the anti-dilution rights of Class B shareholders, the rights, privileges and ownership interests represented by each share of Class A common stock will be identical in every respect to the rights, privileges and ownership interests represented by each share of Class B common stock.
     Any amendment to our Articles which affects any of the rights, privileges or ownership interests of the Class A common stock or the Class B common stock, including, but not limited to, conversion and anti-dilution rights, will require the affirmative vote of a majority of the outstanding shares of each class.
     The proposed amendments to Article FIFTH of our Articles will become effective immediately prior to the consummation of the IPO. On the effective date of the proposed amendments, our authorized common stock will be doubled and divided into two classes, which will consist of:
•	100,000,000 shares designated as Class A common stock, and

•	100,000,000 shares designated as Class B common stock.

     Upon the effective date of the proposed amendments to Article FIFTH, each share of common stock outstanding will automatically be designated as a share of Class A common stock. Each share of such Class A common stock sold in the IPO by a selling shareholder will be automatically converted into a share of Class B common stock upon the consummation of the IPO. The terms of any common stock offering in the IPO, including the price per share of the shares of Class B common stock sold to the underwriters and the decision whether to proceed with an IPO, will be determined by our board of directors, and will depend on a number of factors including prevailing market conditions and our financial performance at the time of the IPO, among others. If we do not proceed with the IPO, the proposed amendments will not be filed and, therefore, will not become effective.
Conversion Rights of Class A Shareholders
     General
     The shares of Class A common stock will be convertible, upon the occurrence of the conversion triggering events described below, into fully paid and nonassessable shares of Class B common stock at a conversion rate of one share of Class B common stock for each share of Class A common stock converted.
     Events Triggering Conversion
     Shares of Class A common stock shall convert automatically into Class B common stock only upon the occurrence of the following events:
(i)	Conversion in the Initial Public Offering. Shares of Class A common stock sold to the underwriters in the IPO shall be converted into shares of Class B common stock upon the closing of such sale.

(ii)	Conversion Following the First Anniversary of the IPO. At any time starting on the date that is 12 months from the completion of the IPO, a portion of the Class A common stock may be converted into shares of Class B common stock, if the board of directors, at its sole discretion, has approved a resolution authorizing such conversion and all other conditions imposed by such resolution have been satisfied. Such conditions could include a condition that, prior to conversion, the shares be sold in an underwritten offering. The aggregate number of shares of Class A common stock that may be so converted, together with all shares of Class A common stock that shall have been so converted on any prior occasion, shall be limited to two-thirds of the number of shares of common stock outstanding immediately prior to the effectiveness of the proposed amendments to Article FIFTH of our Articles.

(iii)	Conversion Following the Fifth Anniversary of the IPO. At any time starting five years after the completion of the IPO, any remaining Class A common stock may be converted into shares of Class B common stock, if the board of directors, at its sole discretion, has approved a resolution authorizing the conversion and all other conditions imposed by such resolution have been satisfied.

(iv)	Conversion Upon Resolution of Potential Claims. Beginning one year after completion of the IPO, all or any portion of our Class A common stock may be converted into Class B common stock on or after the date on which the board of directors shall have approved a resolution in which it determines, at its sole discretion, that any and all potential claims against us under any share acquisition agreement or by any purported non-medical heir in respect of the inheritance of shares of common stock have been resolved; provided, that such conversion shall be subject to the satisfaction of all conditions imposed by the board of directors.
Anti-dilution Rights of Class B Shareholders
     As described above under “— Background,” we may be subject to claims by providers who entered into share acquisition agreements with us and/or by certain non-medical heirs of former shareholders. These claimants may seek to require us to issue shares of our common stock or common stock of our managed care subsidiary, TSI, at a discount to market or fair value. We believe that we should prevail in litigation if any judicial claims are commenced with respect to these matters; however, we cannot predict the outcome of any such litigation, including with respect to the magnitude of any claims that may be asserted by any plaintiff, and the interests of our shareholders could be materially diluted to the extent that any of these potential claims is successful.
     In order to seek to protect purchasers of Class B common stock in the IPO and subsequent investors in the Class B common stock from the potentially dilutive effect attributable to any such issuance of shares at a discount to market or fair value, the proposed amendments to Article FIFTH of our Articles would provide for a dual class structure for our common stock, which will take effect immediately prior to the consummation of the IPO.
     Upon the issuance of any of our shares of common stock (each a “claimant share”) for a purchase price of less than the closing sale price of a share of Class B common stock on the NYSE on the trading day next preceding our first public announcement that such claimant share would be issued (i) in respect of a claim against us under any share acquisition agreement or (ii) to any purported non-medical heir of one of our former shareholders whose shares were cancelled following the holder’s death in respect of any purported right of such non-medical heir to receive, by way of testate or intestate transfer or otherwise, the shares owned by such shareholder at the time of his or her death, each holder of a share of Class B common stock immediately prior to such issuance (an “original share of Class B common stock”) shall be entitled to receive as a distribution from us such number of newly-issued or treasury fully paid and non-assessable shares of Class B common stock as is necessary to maintain ownership of the approximate market value represented by the original share of Class B common stock immediately prior to our first public announcement of the planned issuance of the claimant share.
     The number of new or treasury shares of Class B common stock issued in respect of each original share of Class B common stock shall be determined according to the following formula:

DR	=	(CAO + X) (CAO + Y)
     Where:
DR = the number of shares of Class B common stock that a holder of one original share of Class B common stock would be entitled to hold following the issuance of one or more claimant shares;
CAO = the number of shares of Class A common stock outstanding immediately prior to the date on which such claimant shares are issued;
X = the aggregate number of such claimant shares issued; and
Y = the number of shares of common stock equal to the quotient of (a) the aggregate consideration paid for such claimant shares and (b) the average of the closing sale prices of shares of Class B common stock on the NYSE for the 10 consecutive trading days ending on the NYSE trading day immediately preceding the date on which the planned issuance of the claimant shares was first publicly announced by us.
     For purposes of the foregoing, our board of directors shall determine, in its sole discretion, all matters of fact relevant to the application of the previously described anti-dilution rights, including, but not limited to, (i) the date of our first public announcement of any issuance of a claimant share, (ii) whether any claimant share was issued for less than the applicable closing sale price of our shares of Class B common stock, and (iii) the value of the consideration paid, if other than cash, in respect of claimant shares issued.
     It is our expectation and assumption that any claimant shares issued shall be shares of Class A common stock; however, there can be no assurance that claimants will not seek and obtain shares of Class B common stock.
     Upon the issuance of any share of TSI (a “TSI claimant share”) for a purchase price of less than the fair value of such share in respect of a claim against TSI under any share acquisition agreement, each holder of a share of Class B common stock at the close of business on the trading day immediately prior to such issuance (a “pre-TSI issuance share of Class B common stock”) shall be entitled to receive as a distribution from us such number of newly-issued or treasury fully paid and non-assessable shares of Class B common stock as is necessary to maintain the value of the ownership interest in us represented by the pre-TSI issuance share of Class B common stock immediately prior to our first public announcement of the planned issuance of the TSI claimant share.
     The number of new or treasury shares of Class B common stock issued in respect of each pre-TSI issuance share of Class B common stock shall be determined according to the following formula:

X	=	OA (MC – VA) OB (VA – VO)
     Where:
X = the number of shares of Class B common stock a holder of one pre-TSI issuance share of Class B common stock would be entitled to hold following the issuance of one or more TSI claimant shares;
OA= the number of shares of Class A common stock outstanding immediately prior to such issuance;
OB = the number of shares of Class B common stock outstanding immediately prior to such issuance;
MC = our market capitalization immediately prior to the first public announcement of such issuance, calculated as the closing price per share of Class B common stock on the NYSE on the NYSE trading day next preceding such announcement, multiplied by the total number of             shares of Class B common stock and Class A common stock outstanding on that day;
VA = MC multiplied by the percentage of our common stock capital represented by the shares of Class A common stock; and
VO = the difference between the fair value of the TSI claimant shares issued and the total consideration paid for such TSI claimant shares.
Provided, that in any case in which VA – VO is less than $0.01, VA – VO shall be deemed to be $0.01.
     For purposes of the foregoing, our board of directors shall determine, in its sole discretion, all matters of fact relevant to the application of the previously described anti-dilution rights, including, but not limited to, (i) each of the values in the foregoing formula, (ii) whether a TSI claimant share was issued for less than fair value and (iii) the value of the consideration paid, if other than cash, in respect of TSI claimant shares issued.
     In the event that claimants are issued shares of our managed care subsidiary, TSI, at less than fair value, we will not be able to prevent dilution of the value of the Class B shareholders’ ownership interest in us to the extent that the net value received by such claimants exceeds the value of our outstanding shares of Class A common stock.
     Any fractional shares of Class B common stock resulting from any issuance of shares pursuant to the anti-dilution rights of the Class B common stock shall be aggregated with all other fractional shares resulting from the issuance of shares pursuant to such rights on the same day and sold on the open market by the transfer agent for the shares of Class B common stock or such other agent as may be designated by the board of directors in its sole discretion. The proceeds of such sale will be distributed to the registered holders of shares of Class B common stock to whom such fractional shares would have been issued, in proportion to such holders’ entitlement to such fractional shares.
     There can be no assurance that these provisions will successfully protect holders of shares of Class B common stock from the material dilution that may result from the potential claims to which we may become subject.

     Application of anti-dilution protections
          Following are three hypothetical examples of issuances of shares to claimants that would trigger the anti-dilution protections described above, demonstrating the consequences of application of those protections. These examples are intended solely to illustrate the operation of the anti-dilution provisions and are not intended to be indicative of likely or even possible issuances of shares to claimants. In addition, the price per share and other value-related amounts in these examples do not reflect our estimate of actual values and are intended solely for purposes of illustration of the effect of the anti-dilution provisions. As is apparent from these examples, the effect of the anti-dilution provisions, if triggered, would be to decrease your percentage ownership of us and the value of your investment by causing the issuance of additional shares of Class B common stock to the Class B shareholders at no cost. This outcome reflects the purpose of the anti-dilution provisions, which is to contain the risk of dilution posed by the potential share acquisition and non-medical heir claimants within the group of persons who were our shareholders immediately prior to the IPO.
Example 1

Before issuance to claimants:

Class A common stock outstanding	20,000,000
Percentage of our capital owned by Class A shareholders	66.6%
Class B common stock outstanding	10,000,000
Percentage of our capital owned by Class B shareholders	33.3%
10-day NYSE closing price average pre-announcement	$30.00 per share

Issuance to claimants:

Class A common stock issued to claimants	5,000,000
Issue price of Class A common stock to claimants	$10.00 per share

Application of anti-dilution provisions:

Class B common stock distributed under anti-dilution provisions	1,538,462
Percentage of our capital owned by original holders of Class A common stock	54.7%
Percentage of our capital owned by claimants in the form of Class A common stock	13.7%
Percentage of our capital owned by Class B common stock	31.6%

Example 2

Before issuance to claimants:

Class A common stock outstanding	20,000,000
Percentage of our capital owned by Class A shareholders	66.6%
Class B common stock outstanding	10,000,000
Percentage of our capital owned by Class B shareholders	33.3%
10-day NYSE closing price average pre-announcement	$30.00 per share

Issuance to claimants:

Class A common stock issued to claimants	3,000,000
Issue price of Class A common stock to claimants	$12.00 per share

Application of anti-dilution provisions:

Class B common stock distributed under anti-dilution provisions	849,057
Percentage of our capital owned by original holders of Class A common stock	59.1%
Percentage of our capital owned by claimants in the form of Class A common stock	8.9%
Percentage of our capital owned by Class B common stock	32.1%

Example 3

Before issuance to claimants:

Class A common stock outstanding	20,000,000
Percentage of our capital owned by Class A shareholders	66.6%
Class B common stock outstanding	10,000,000
Percentage of our capital owned by Class B shareholders	33.3%
10-day NYSE closing price average pre-announcement	$30.00 per share
Total TSI shares outstanding	4,500,000
Percentage of TSI capital owned by us	100%
Percentage of our value attributable to TSI	90.0%
Fair value of TSI per share	$180.00

Issuance to claimants:

TSI common stock issued to claimants	500,000
Issue price of TSI common stock to claimants	$40.00 per share

Application of anti-dilution provisions:

Class B common stock distributed under anti-dilution provisions	1,173,184
Percentage of our capital owned by original holders of Class A common stock	64.2%
Percentage of our capital owned by Class B common stock	35.8%
Exchange and Issuance of Stock Certificates
     If the proposed amendments to Article FIFTH of our Articles are approved by the shareholders at the special meeting, the creation of the shares of Class A and Class B common stock will occur automatically on the date of the filing of a Certificate of Amendment to the Articles with the Puerto Rico Department of State (the “effective date”) without any further action on the part of our shareholders and without regard to the date that stock certificates representing the shares of our common stock prior to the effective date are physically surrendered for new stock certificates. We expect that the Certificate of Amendment will be filed immediately prior to the consummation of the IPO.
     As soon as practicable after the effective date, transmittal forms will be mailed to each holder of record of certificates for shares of our common stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of our common stock owned by such shareholder as a result of the adoption of the amendments to Article FIFTH of our Articles. Our transfer agent will act as exchange agent for purposes of implementing the exchange of the stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each shareholder should surrender the certificates representing shares of our common stock prior to the adoption of the amendments to Article FIFTH of our Articles in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of our common stock that he or she holds as a result of the adoption of the amendments to Article FIFTH of our Articles. No new certificates will be issued to a shareholder until the shareholder has surrendered its outstanding certificate(s) together with the properly completed and executed transmittal form to the exchange agent. Shareholders should not send in their stock certificates until they receive a transmittal form from our transfer agent.
PROPOSALS OF SECURITY HOLDERS TO BE PRESENTED
AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS
     To be eligible for inclusion in the proxy statement and proxy form for our 2008 annual meeting of shareholders, shareholders’ proposals must be received by the board’s Secretary, at its principal executive offices, 1441 F.D. Roosevelt Avenue, 6th Floor, San Juan, Puerto Rico, 00920, no later than November 30, 2007. If the proposal meets the applicable legal and statutory requirements, it will be included in the proxy statement and proxy form for our 2008 annual meeting of shareholders. Our Amended and Restated Bylaws provide that a shareholder may present a proposal (including a nomination for election to the board of directors) at the 2008 Annual Meeting and be voted upon by shareholders if it is made by a shareholder who is a record holder as of the applicable record date and such shareholder has delivered written notice of such proposal (containing the information specified in our Amended and Restated Bylaws) to the Secretary of the board of directors, at its principal executive offices, 1441 F.D. Roosevelt Avenue, 6th Floor, San Juan, Puerto Rico, 00920, not earlier than November 30, 2007 nor later than December 30, 2007.
OTHER MATTERS
     As of the date of this statement, management knows of no matters that may be brought before the special meeting or any adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. If any other matter should come before the special meeting or any adjournment thereof it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies as recommended by our board of directors or, if no recommendation is given, in accordance with their own discretion.
     The above Notice of Special Meeting and proxy statement are sent by order of the board of directors of Triple-S Management Corporation.
San Juan, Puerto Rico,                           , 2007.

WILMER RODRÍGUEZ-SILVA, MD	LUIS A. CLAVELL-RODRIGUEZ, MD
Chairman of the Board	Secretary

Annex A
PROPOSED AMENDMENTS TO ARTICLE FIFTH OF THE AMENDED
AND RESTATED ARTICLES OF INCORPORATION
     RESOLVED, that Paragraph A of Article FIFTH of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended in its entirety to read as follows:
     “A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000) shares, consisting of (a)(1) one hundred million (100,000,000) shares of Class A Common Stock, par value $1.00 per share (the “Class A Common Stock”), and (2) one hundred million (100,000,000) shares of Class B Common Stock, par value $1.00 per share (the “Class B Common Stock”), and (b) One Hundred Million (100,000,000) shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”). As used herein the term “Common Stock” shall mean the Class A Common Stock and Class B Common Stock. The rights, privileges and ownership interests represented by each share of Class A Common Stock shall be identical in every respect to the rights, privileges and ownership interests represented by each share of Class B Common Stock, except as otherwise expressly provided below.
          1. Voting Rights. Each holder of a share of Common Stock shall be entitled to one vote for each share standing in such holder’s name on the books of the Corporation irrespective of the class or series thereof, and all shares of all classes and series of Common Stock shall vote together as a single class; provided, that any amendment to these Amended and Restated Articles of Incorporation affecting any of the rights, privileges or ownership interests of the Class A Common Stock or the Class B Common Stock, including but not limited to the rights set forth in Attachments B and C hereto, shall require the affirmative vote of a majority of the shares outstanding of each of the Class A Common Stock and the Class B Common Stock.
          2. Dividends. When and as dividends are declared or paid or distributions are made upon Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends and distributions. Dividends declared and payable in shares of Common Stock shall be declared and be payable at the same rate in each class of stock. Dividends on shares of Class A Common Stock shall be payable in shares of Class A Common Stock and the dividends on shares of Class B Common Stock shall be payable in shares of Class B Common Stock.
          3. Conversion. Holders of the Class A Common Stock shall be entitled to the conversion rights set forth in Attachment B hereto.
          4. Anti-Dilution Rights. Holders of the Class B Common Stock shall be entitled to the anti-dilution rights set forth in Attachment C hereto.”

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Attachment B
CONVERSION RIGHTS
Class A Common Stock
     1. Certain Definitions. As used in this Attachment B, the following terms shall have the following meanings, unless the context otherwise requires:
          “Board of Directors” means either the board of directors of the Corporation or any duly authorized committee of such board.
          “Business Day” means any day other than a Saturday, Sunday or a day in which banks in San Juan, Puerto Rico or New York, New York are permitted or required to be closed.
          “Corporation” shall mean Triple-S Management Corporation, and shall include any successor to such Corporation.
          “IPO” means the initial public offering of the Corporation’s Class B Common Stock.
          “non-medical heir” refers to a former shareholders’ heir who was not a physician or dentist at the time of the death of the former shareholder.
          “Officer” means the President or any Vice President of the Corporation.
          “outstanding” means, when used with respect to Class A Common Stock, as of any date of determination, all shares of Class A Common Stock outstanding as of such date; provided, however, that, in determining whether the holders of Class A Common Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Class A Common Stock owned by the Corporation shall be deemed not to be outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Class A Common Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be outstanding.
          “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
          “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Class A Common Stock have the right to receive any cash, securities or other property or in which the Class A Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
          “Registrar” shall mean the registrar for the Corporation’s capital stock, as may be duly designated by resolution of the Board of Directors.
          “share acquisition agreement” means any agreement executed by SSS and a health care provider under which SSS agreed to sell, and the provider agreed to buy, shares of SSS, in each case subject to certain conditions.
          “SSS” means the predecessor entity of TSI, Seguros de Servicios de Salud de Puerto Rico, Inc.
          “Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a

B-1

combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
          “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Class B Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Class B Common Stock is then listed or, if the Class B Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Class B Common Stock is then traded.
          “Transfer Agent” shall mean the transfer agent for the Corporation’s capital stock, as may be duly designated by resolution of the Board of Directors.
          “TSI” means Triple-S, Inc., a wholly-owned subsidiary of the Corporation, and it successors.
     2. Conversion. Each share of Class A Common Stock shall be converted in accordance with, and subject to, this Attachment B into one fully paid and non-assessable share of Class B Common Stock (as such shares shall then be constituted) on the date notice of conversion is given. The Class A Common Stock shall be convertible only upon the satisfaction of the conditions specified in clauses (i) through (iv) below. The Class B Common Stock shall not carry any conversion rights or otherwise be convertible into Class A Common Stock.
          (i) Conversion in the Initial Public Offering. Shares of Class A Common Stock sold to the underwriters in the IPO shall be converted into shares of Class B Common Stock upon the closing of such sale.
          (ii) Conversion Following the First Anniversary of the IPO. At any time starting on the date that is 12 months from the completion of the IPO, a portion of the Class A Common Stock may be converted into shares of Class B Common Stock, if the Board of Directors has approved a resolution authorizing such conversion and all other conditions imposed by such resolution have been satisfied. Such conditions could include a condition that, prior to conversion, the shares be sold to the public in an underwritten offering. The aggregate number of shares of Class A Common Stock that may be so converted, together with all shares of Class A common stock that shall have been so converted on any prior occasion, shall be limited to two-thirds of the number of shares of common stock outstanding immediately prior to the consummation of the IPO.
          (iii) Conversion Following the Fifth Anniversary of the IPO. At any time starting five years after the completion of the IPO, any remaining Class A Common Stock may be converted into shares of Class B Common Stock, if the Board of Directors has approved a resolution authorizing the conversion and all other conditions imposed by such resolution have been satisfied.
          (iv) Conversion Upon Resolution of Potential Claims. Notwithstanding the provisions of Section 2(iii), beginning one year after completion of the IPO, all or any portion of Class A Common Stock may be converted into shares of Class B Common Stock on or after the date on which the Board of Directors shall have approved a resolution in which it determines that any and all potential claims against the Corporation under any share acquisition agreement or by any purported non-medical heir in respect of the inheritance of shares of common stock have been resolved; provided, that such conversion shall be subject to the satisfaction of all conditions imposed by the Board of Directors.
     3. Capital Stock Issuable Upon Conversion. Capital stock issuable by the Corporation upon conversion of the Class A Common Stock shall include only shares of the class designated as Class B Common Stock of the Corporation or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation.

B-2

Attachment C
ANTI-DILUTION RIGHTS
Class B Common Stock
     1. Definitions. As used in this Attachment C, capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Amended and Restated Articles of Incorporation and Attachment B. The following terms have the following meanings, unless the context otherwise requires:
     “Claimant Share” shall have the meaning set forth in Section 2(b) below.
     “Closing Sale Price” means, with respect to shares of Class B Common Stock on any Trading Day, the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which shares of Class B Common Stock are traded or on the principal other national or regional securities exchange on which the Class B Common Stock is then listed. In the absence of such listing, the Board of Directors shall be entitled to determine the Closing Sale Price on the basis it considers appropriate. The Closing Sale Price shall be determined without reference to extended or after hours trading.
     “Pre-TSI Issuance Class B Common Stock” shall have the meaning set forth in Section 3(a) below.
     “TSI Claimant Shares” shall have the meaning set forth in Section 3(b) below.
2. Issuance of the Corporation’s Common Stock.
     a. General. Upon the occurrence of a triggering event described in Section 2(b) below, each holder of Class B Common Stock at the close of business on the Trading Day immediately prior to the issuance date of a Claimant Share shall be entitled to receive as a distribution from the Corporation such number of newly-issued or treasury fully-paid and non-assessable shares of Class B Common Stock (as such shares shall then be constituted) as is determined by the formula set forth in Section 2(c).
     b. Triggering Event. Holders of Class B Common Stock shall be entitled to the anti-dilution rights set forth in this Section 2 upon the issuance of any share of Common Stock (a “Claimant Share”) for a purchase price of less than the Closing Sales Price of the Class B Common Stock on the Trading Day next preceding the first public announcement by the Corporation that such Claimant Share would be issued,
i.	in respect of a claim against the Corporation under any share acquisition agreement; or

ii.	to any purported non-medical heir of a former shareholder of the Corporation or any of its predecessor entities or any of the predecessor entities of TSI which holder’s shares of common stock or common stock of any of the Corporation’s predecessor entities or the predecessor entities of TSI were cancelled following the holder’s death prior to February 21, 2007, in respect of any purported right of such heir to receive, by way of testate or intestate transfer or otherwise, the shares of common stock or such common stock owned by such shareholder at the time of his or her death.
     c. Anti-Dilution Formula. The number of newly issued or treasury fully-paid and non-assessable shares of Class B Common Stock issued in respect of each share of Class B Common Stock outstanding immediately prior to the applicable issuance of Claimant Shares shall be determined according to the following formula:

DR	=	(CAO + X) (CAO + Y)

     Where:
DR = the number of shares of Class B Common Stock that a holder of one original share of Class B Common Stock would be entitled to hold following the issuance of one or more Claimant Shares;
CAO = the number of shares of Class A Common Stock outstanding immediately prior to the date on which such Claimant Shares are issued;
X = the aggregate number of such Claimant Shares issued; and
Y = the number of shares of Common Stock equal to the quotient of (A) the aggregate consideration paid for such Claimant Shares and (b) the average of the Closing Sale Prices of Class B Common Stock for the 10 consecutive Trading Days ending on the Business Day immediately preceding the date on which the planned issuance of the Claimant Shares was first publicly announced by the Corporation.
     For purposes of this Section 2, the Board of Directors shall determine, in its sole discretion, all matters of fact relevant to the application of the rights set forth in this Section 2, including, but not limited to, (i) the date of the first public announcement by the Corporation of any issuance of a Claimant Share, (ii) whether any Claimant Share was issued for less than the applicable Closing Sales Price of Class B Common Stock, and (iii) the value of the consideration paid, if other than cash, in respect of Claimant Shares issued.
3. Issuance of TSI Common Stock.
     a. General. Upon the occurrence of a triggering event described in Section 3(b) below, each holder of Class B Common Stock at the close of business on the Trading Day immediately prior to the issuance of a TSI Claimant Share (“Pre-TSI Issuance Class B Common Stock”) shall be entitled to receive as a distribution from the Corporation such number of newly-issued or treasury fully-paid and non-assessable shares of Class B Common Stock (as such shares shall then be constituted) as is determined by application of the formula set forth in Section 3(c).
     b. Triggering Event. Holders of Class B Common Stock shall be entitled to the rights set forth in this Section 3 upon the issuance of any share of common stock of TSI for a purchase price of less than the fair value of such share in respect of a claim under any share acquisition agreement (a “TSI Claimant Share”).
     c. TSI Anti-Dilution Formula. The number of newly issued or treasury fully paid and non-assessable shares of Class B Common Stock issued in respect of each share of Pre-TSI Issuance Class B Common Stock shall be determined according to the following formula:

X	=	OA (MC – VA) OB (VA – VO)
     Where:
X = the number of shares of Class B Common Stock a holder of one share of Pre-TSI Issuance Class B Common Stock would be entitled to hold following the issuance of one or more TSI Claimant Shares;
OA = the number of shares of Class A Common Stock outstanding immediately prior to such issuance;
OB = the number of shares of Class B Common Stock outstanding immediately prior to such issuance;
MC = the market capitalization of the Corporation immediately prior to the first public announcement of such issuance, calculated as the closing price per share of Class B Common Stock on the NYSE on the NYSE trading day next preceding such announcement, multiplied by the total number of shares of Class B Common Stock and Class A Common Stock outstanding on that day;

VA = MC multiplied by the percentage of the Corporation’s common share capital represented by the Class A Common Stock; and
VO = the difference between the fair value of the TSI Claimant Shares issued and the total consideration paid for such TSI Claimant Shares.
Provided, that in any case in which VA – VO is less than $0.01, VA – VO shall be deemed to be $0.01.
     For purposes of this Section 3, the Board of Directors shall determine, in its sole discretion, all matters of fact relevant to the application of the rights set forth in this Section 3, including, but not limited to, (i) each of the values in the foregoing formula, (ii) whether a TSI Claimant Share was issued for less than fair value and (iii) the value of the consideration paid, if other than cash, in respect of TSI Claimant Shares issued.
4. Issuance of Shares.
     a. Issuance of Shares of Class B Common Stock. Capital stock issuable by the Corporation upon the occurrence of a triggering event set forth in Section 2(b) or 3(b) above shall include only shares of the class designated as Class B Common Stock of the Corporation or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation.
     b. Settlement of Fractional Shares. Any fractional shares of Class B Common Stock resulting from any issuance of shares pursuant to the anti-dilution rights set forth in this Attachment C shall be aggregated with all other fractional shares resulting from the issuance of shares pursuant to such rights on the same day and sold on the open market by the transfer agent for the Class B Common Stock or such other agent as may be designated by the Board of Directors in its sole discretion. The proceeds of such sale will be distributed to the registered holders of Class B Common Stock to whom such fractional shares would have been issued, in proportion to such holders’ entitlement to such fractional shares.
5. Limitation of Anti-Dilution Rights. Except as otherwise set forth in this Attachment C, the Class B Common Stock shall not be entitled to anti-dilution rights with respect to the issuance of any shares of capital stock of the Corporation, including, but not limited to, shares of capital stock issued in connection with any current or future equity compensation plan.
6. Termination of Anti-Dilution Rights. The anti-dilution rights granted to holders of Class B Common Stock described in this Attachment C shall terminate upon the conversion of all Class A Common Stock to Class B Common Stock.

PROXY FORM OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF
SHAREHOLDERS OF TRIPLE-S MANAGEMENT CORPORATION
TO BE HELD ON ___, 2007
The Board of Directors of Triple-S Management Corporation solicits this Proxy.
The undersigned, Shareholder of Triple-S Management Corporation (“Triple-S Management”), hereby appoints Dr. Wilmer Rodríguez-Silva, Dr. Valeriano Alicea-Cruz, Mr. José Arturo Álvarez-Gallardo, Dr. Luis A. Clavell, Dr. Arturo R. Córdova-López, Ms. Carmen Ana Culpeper-Ramírez, Dr. Porfirio E. Díaz-Torres, Mr. Antonio F. Faría-Soto, Mr. Manuel Figueroa-Collazo, Dr. José Hawayek-Alemañy, Mr. Vicente J. León-Irizarry, Dr. Wilfredo López-Hernández, Mr. Jaime Morgan Stubbe, Dr. Roberto Muñoz-Zayas, Mr. Miguel Nazario-Franco, Mr. Juan E. Rodríguez-Díaz, Mr. Ramón M. Ruiz-Comas, Dr. Jesús R. Sánchez-Colón, Ms. Adamina Soto-Martínez or any one of them, each with full power of substitution, to be the proxy holder, to represent the undersigned, and to vote and act with respect to all shares that the Shareholder would be entitled to vote, at the Special Shareholders Meeting of Triple-S Management to be held on ___, 2007 at 9:00 am at the Condado Plaza Hotel in San Juan, Puerto Rico, or at in any adjournment, recess, or deferment thereof, on all matters which come at the Special Meeting, and on any other business that may come before the Special Meeting, with all powers the undersigned would possess if personally present.
The matter to be considered at the Special Meeting is described in this Proxy Form and is discussed in detail in the Proxy Statement that was enclosed together with this Proxy Form. The Proxy Statement is incorporated herein by reference. This Proxy replaces any other proxy granted previously by the undersigned. The undersigned instructs the abovementioned proxy holders, any one of them or their substitutes, to vote in the manner indicated herein with regards to the matters to be considered at the Special Meeting. If no direction is made, the Proxy will be voted “FOR” the Amendments to Article FIFTH of the Amended and Restated Articles of Incorporation. The Board of Directors will vote according to their best judgment with respect to any other business before the Special Meeting.
The Board of Directors is not aware of any other business that may come before the Special Meeting, other than the matter indicated in the Proxy Statement and this Proxy Form. However, the Board of Directors hereby notifies shareholders that if the amount of issued and outstanding shares required to consider and vote for the proposal is not registered at the Special Meeting on ___, 2007, it intends to request an adjournment of the meeting in order to solicit additional proxies with respect to it.
In the event the shareholders approve the adjournment of the Special Meeting, the Board of Directors will convene the adjourned Special Meeting at a later date, and shareholders may, on such date, consider and vote on the proposal contained in the Proxy Statement and this Proxy Form. The Board of Directors informs you that if any matter, other than that indicated above, should come before the Special Meeting, or any postponement, recess, suspension, or adjournment of the same, Proxies solicited hereby will be voted according to the best judgment of the Board of Directors.
The Board of Directors urges shareholders to complete the Proxy Form attached hereto. However, the Puerto Rico General Corporations Law of 1995, as amended, affords every shareholder of a corporation organized under said statute the right to be represented at a shareholders’ meeting by completing any document (proxy), if and when said document (proxy) complies with the requirements set forth in said law. PLEASE INDICATE YOUR VOTE IN THE PROVIDED SPACES.
PLEASE SIGN, DATE, AND DELIVER THE PROXY

Fax:	In Person or By Messenger:	By Mail:
(787) 749-4191 or (787) 706-4023	Secretary of the Board of Directors Triple-S Management Corporation 1441 F.D. Roosevelt Ave., 6th Floor San Juan, Puerto Rico 00920	Secretary of the Board of Directors Triple-S Management Corporation PO Box 363628 San Juan, Puerto Rico 00936-3628

PROXY FORM OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF
SHAREHOLDERS OF TRIPLE-S MANAGEMENT CORPORATION
TO BE HELD ON ___, 2007

Proposal	For	Against	Abstain

Presented by the Board of Directors of Triple-S Management to adopt the amendments to Article FIFTH of the Amended and Restated Articles of Incorporation to create two classes of common stock: Class A common stock, which includes certain conversion rights, and Class B common stock, which includes certain anti-dilution rights.

This Proxy is executed on the date indicated below and is valid for the Special Shareholders Meeting of Triple-S Management, to be held on                                                               , 2007, or at any adjournment, recess, or deferment thereof.

In witness whereof, I sign this Proxy on this                      day of                                                                2007.

Signature of the Shareholder	Amount of Shares

Name of the Shareholder	Identification Number